                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             NORANDA ALUMINUM, INC.,

                                  NORANDEX INC.

                                       AND

                             FIBREBOARD CORPORATION



                           DATED AS OF AUGUST 31, 1994


                                                  RELATING TO THE ACQUISITION
                                                  OF THE CAPITAL STOCK
                                                  OF NORANDEX INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2
PURCHASE AND SALE OF SHARES; OTHER ACTIONS . . . . . . . . . . . . . . . . .   8
     2.1  PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.2  PURCHASE PRICE.. . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.3  PRICE ADJUSTMENTS. . . . . . . . . . . . . . . . . . . . . . . . .   9
          2.3.1     ADJUSTED NET ASSETS EMPLOYED; CHANGES FROM UNAUDITED
                    DECEMBER 31 BALANCE SHEET. . . . . . . . . . . . . . . .   9
          2.3.2     PENSION PLAN FUNDING DIFFERENTIAL. . . . . . . . . . . .  10
          2.3.3     INTEREST ON PBGC REQUIRED FUNDING PAYMENT. . . . . . . .  10
          2.3.4     INTEREST ON ADJUSTMENT PAYMENT . . . . . . . . . . . . .  10
     2.4  CLOSING AND PAYMENT. . . . . . . . . . . . . . . . . . . . . . . .  11
          2.4.1     CLOSING DATE.. . . . . . . . . . . . . . . . . . . . . .  11
          2.4.2     CLOSING DATE BALANCE SHEET AND ADJUSTED NET ASSETS
                    EMPLOYED AS OF THE CLOSING DATE. . . . . . . . . . . . .  11
          2.4.3     CALCULATION OF PENSION PLAN FUNDING DIFFERENTIAL . . . .  11
          2.4.4     TIME OF PAYMENTS AND TRANSFERS.. . . . . . . . . . . . .  12
          2.4.5     TERMS OF PAYMENTS. . . . . . . . . . . . . . . . . . . .  13
     2.5  OTHER ACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          2.5.1     TRADEMARKS AND TRADE NAMES . . . . . . . . . . . . . . .  13
          2.5.2     PENSION PLANS. . . . . . . . . . . . . . . . . . . . . .  13
          2.5.3     NORANDA LIFE INSURANCE PLAN. . . . . . . . . . . . . . .  14
          2.5.4     MEDICAL BENEFITS PROGRAMS. . . . . . . . . . . . . . . .  14
          2.5.5     SECTION 401(K) PLANS . . . . . . . . . . . . . . . . . .  15
          2.5.6     COLLECTIVE BARGAINING AGREEMENTS.  . . . . . . . . . . .  15
          2.5.7     DEFERRED COMPENSATION PLAN . . . . . . . . . . . . . . .  16
          2.5.8     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . .  16
          2.5.9     NO CHANGES TO CERTAIN EMPLOYEE BENEFIT PLANS . . . . . .  16
          2.5.10    EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . .  16
          2.5.11    COBRA. . . . . . . . . . . . . . . . . . . . . . . . . .  17
     2.6  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          2.6.1     TAXES PRIOR TO, INCLUDING, AND AFTER THE CLOSING . . . .  17
          2.6.2     COOPERATION. . . . . . . . . . . . . . . . . . . . . . .  20
          2.6.3     AUDITS AND CONTESTS WITH RESPECT TO TAXES. . . . . . . .  20
          2.6.4     AUDIT ADJUSTMENTS. . . . . . . . . . . . . . . . . . . .  21
          2.6.5     TERMINATION OF TAX AGREEMENTS. . . . . . . . . . . . . .  23
          2.6.6     MINIMUM TAX CREDIT . . . . . . . . . . . . . . . . . . .  23

                                TABLE OF CONTENTS
                                  (Continued)
                                                                            PAGE
                                                                            ----
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . .  24
     3.1  OWNERSHIP OF SHARES. . . . . . . . . . . . . . . . . . . . . . . .  25
     3.2  AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     3.3  ORGANIZATION; SUBSIDIARIES . . . . . . . . . . . . . . . . . . . .  25
     3.4  CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     3.5  INVESTMENTS IN OTHERS. . . . . . . . . . . . . . . . . . . . . . .  26
     3.6  COMPLIANCE WITH LAWS AND PERMITS; NO CONFLICTS . . . . . . . . . .  26
     3.7  BROKERS AND FINDERS. . . . . . . . . . . . . . . . . . . . . . . .  27
     3.8  TAX RETURNS AND PAYMENTS . . . . . . . . . . . . . . . . . . . . .  27
     3.9  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  28
     3.10 ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . .  28
     3.11 ABSENCE OF CERTAIN CHANGES AND EVENTS. . . . . . . . . . . . . . .  28
     3.12 INTERESTS IN REAL PROPERTY . . . . . . . . . . . . . . . . . . . .  30
     3.13 PERSONAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . .  31
     3.14 DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . .  31
     3.15 CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .  31
     3.16 INTELLECTUAL PROPERTY, ETC.. . . . . . . . . . . . . . . . . . . .  32
     3.17 LITIGATION AND OTHER PROCEEDINGS . . . . . . . . . . . . . . . . .  32
     3.18 UNDERSTANDINGS . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     3.19 INSURANCE AND BANKING FACILITIES . . . . . . . . . . . . . . . . .  33
     3.20 EMPLOYEE BENEFIT PLANS; PERSONNEL. . . . . . . . . . . . . . . . .  34
     3.21 POWERS OF ATTORNEY AND SURETYSHIPS . . . . . . . . . . . . . . . .  34
     3.22 MINUTES AND STOCK RECORDS. . . . . . . . . . . . . . . . . . . . .  34
     3.23 GOVERNMENTAL CONSENTS. . . . . . . . . . . . . . . . . . . . . . .  35
     3.24 COMPLIANCE WITH ERISA. . . . . . . . . . . . . . . . . . . . . . .  35
          3.24.1    DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . .  35
          3.24.2    DETERMINATION LETTER . . . . . . . . . . . . . . . . . .  36
          3.24.3    NO REPORTABLE EVENT. . . . . . . . . . . . . . . . . . .  37
          3.24.4    NO PROHIBITED TRANSACTIONS . . . . . . . . . . . . . . .  37
          3.24.5    FULLY FUNDED . . . . . . . . . . . . . . . . . . . . . .  37
          3.24.6    NO TAX LIABILITY . . . . . . . . . . . . . . . . . . . .  38
          3.24.7    CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . .  38
          3.24.8    COBRA. . . . . . . . . . . . . . . . . . . . . . . . . .  38
          3.24.9    POST-EMPLOYMENT BENEFITS . . . . . . . . . . . . . . . .  39
          3.24.10   TERMINATION AND AMENDMENT RIGHT. . . . . . . . . . . . .  39
          3.24.11   PARACHUTE PAYMENTS . . . . . . . . . . . . . . . . . . .  39
     3.25 LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     3.26 HAZARDOUS MATERIALS. . . . . . . . . . . . . . . . . . . . . . . .  41
     3.27 PROPERTY TAXES . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     3.28 ACCURACY OF DOCUMENTS AND INFORMATION. . . . . . . . . . . . . . .  43
     3.29 PRODUCT WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . .  43

                                TABLE OF CONTENTS
                                  (Continued)
                                                                            PAGE
                                                                            ----
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . . . . . . .  44
     4.1  ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     4.2  COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. . . . . . . . . . . . .  44
     4.3  AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     4.4  INVESTMENT PURPOSE . . . . . . . . . . . . . . . . . . . . . . . .  44
     4.5  BROKERS AND FINDERS. . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 5
COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     5.1  ACCESS TO PROPERTIES AND RECORDS . . . . . . . . . . . . . . . . .  45
     5.2  CONDUCT OF BUSINESS BEFORE CLOSING . . . . . . . . . . . . . . . .  45
     5.3  NOTICE OF EVENTS . . . . . . . . . . . . . . . . . . . . . . . . .  47
     5.4  COOPERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     5.5  KEY EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     5.6  NORANDEX FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . .  48
     5.7  TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . . .  48
     5.8  BEST EFFORTS TO CLOSE. . . . . . . . . . . . . . . . . . . . . . .  48
     5.9  CONSENTS TO LEASE AND CONTRACTS. . . . . . . . . . . . . . . . . .  48
     5.10 EXCLUSIVITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 6
COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     6.1  COOPERATION IN FILINGS . . . . . . . . . . . . . . . . . . . . . .  50
     6.2  BEST EFFORTS TO CLOSE. . . . . . . . . . . . . . . . . . . . . . .  50
     6.3  EMPLOYMENT AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . .  51
     7.1  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING . . . . . . . . . .  51
     7.2  PERFORMANCE OF COVENANTS . . . . . . . . . . . . . . . . . . . . .  51
     7.3  CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     7.4  OPINION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . .  51
     7.5  RESIGNATIONS OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . .  52
     7.6  MATERIAL CHANGES . . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.7  CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.8  GOOD STANDING CERTIFICATES . . . . . . . . . . . . . . . . . . . .  52
     7.9  NONCOMPETITION AGREEMENT . . . . . . . . . . . . . . . . . . . . .  52
     7.10 NO MATERIAL ADVERSE CHANGES. . . . . . . . . . . . . . . . . . . .  52
     7.11 CONSENTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.12 TRANSFER OF SHARES . . . . . . . . . . . . . . . . . . . . . . . .  53
     7.13 PROCEEDINGS AND DOCUMENTS SATISFACTORY . . . . . . . . . . . . . .  53
     7.14 INTERCOMPANY BALANCES. . . . . . . . . . . . . . . . . . . . . . .  53
     7.15 ASSIGNMENT OF NORANDEX NOTE. . . . . . . . . . . . . . . . . . . .  53

                                TABLE OF CONTENTS
                                  (Continued)
                                                                            PAGE
                                                                            ----
ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF SELLER. . . . . . . . . . . . . . . . . . .  53
     8.1   REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. . . . . . . . . .  54
     8.2   PERFORMANCE OF COVENANTS. . . . . . . . . . . . . . . . . . . . .  54
     8.3   CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     8.4   GOOD STANDING CERTIFICATES. . . . . . . . . . . . . . . . . . . .  54
     8.5   CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     8.6   PROCEEDINGS AND DOCUMENTS SATISFACTORY. . . . . . . . . . . . . .  55

ARTICLE 9
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     9.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .  55
     9.2   INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
           9.2.1     INDEMNIFICATION OF SELLER . . . . . . . . . . . . . . .  55
           9.2.2     INDEMNIFICATION OF BUYER. . . . . . . . . . . . . . . .  56
     9.3   LIMITATION ON AMOUNT OF INDEMNITY . . . . . . . . . . . . . . . .  57
     9.4   NOTICE OF CLAIMS; PROCEDURES. . . . . . . . . . . . . . . . . . .  57

ARTICLE 10 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     10.1  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     10.2  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     10.3  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . .  59
     10.4  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     10.5  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     10.6  MUTUAL CONTRIBUTION . . . . . . . . . . . . . . . . . . . . . . .  60
     10.7  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     10.8  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.9  BINDING EFFECT; ASSIGNMENT. . . . . . . . . . . . . . . . . . . .  61
     10.10 NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . . . .  62
     10.11 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     10.12 FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . .  62
     10.13 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     10.14 ARBITRATION AND PROCEDURE . . . . . . . . . . . . . . . . . . . .  62



EXHIBITS
EXHIBIT A      Adjusted Net Assets Employed
EXHIBIT 2.5.1  Trademarks
EXHIBIT 2.3.2  PBGC Required Funding and Contractually Determined Funding
EXHIBIT 7.4    Form of Opinion of Seller's and Norandex's Counsel
EXHIBIT 7.9    Noncompetition Agreement

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated as of August 31, 1994, and is entered into by and among Noranda Aluminum, Inc. ("Noranda" or "Seller"), a Delaware corporation, Norandex Inc. ("Norandex"), a Delaware corporation and a wholly-owned subsidiary of Seller, and Fibreboard Corporation, a Delaware corporation ("Buyer").

                                A G R E E M E N T

     THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          "Active Norandex Employee" means an individual who, on the Closing Date, either (i) is actively working as an employee of Norandex (which shall be deemed to include Robert Johnston) or who is on payroll continuation (including short-term disability, vacation and similar payroll practices, but not severance pay) or (ii) has a right of reemployment with Norandex by reason of approved leave of absence or layoff, but excluding any individual on long-term disability.

          "Adjustment Payment" has the meaning set forth in Section 2.3.

          "Adjusted Net Assets Employed" means Norandex's Adjusted Net Assets Employed as set forth (i) on Exhibit A attached hereto with respect to Adjusted Net Assets Employed as of December 31, 1993, and (ii) in a schedule to be delivered by Seller to Buyer as described in Section 2.4.2 with respect to Adjusted Net Assets Employed as of the Closing Date. Adjusted Net Assets Employed at December 31, 1993 shall be derived from the balance sheet of Norandex included in the Unaudited December 31 Financial Statements, utilizing the methodology and with the adjustments set forth on Exhibit A attached hereto.

          "Affiliate" means, with respect to any corporation, any person or entity which controls, is controlled by or is under common control with such corporation.

          The "business of Norandex" shall be deemed to include the business of Norandex and its Subsidiaries, taken together.

          "Buyer" means Fibreboard Corporation, a Delaware corporation.

          "Buyer 401(k) Plan" has the meaning set forth in Section 2.5.5.

          "Claims" means any claims (including without limitation claims made within the last three years which have not resulted in further actions or proceedings being filed or otherwise initiated), disputes, demands, investigations, actions, arbitrations, hearings, litigation or other proceedings of whatever nature, whether civil, criminal, administrative or otherwise.

          "Closing" means the completion of the purchase of the Shares by Buyer from Seller and the transfer of title to the Shares from Seller to Buyer.

          "Closing Date Balance Sheet" means the audited balance sheet as of the Closing Date with a report thereon by Ernst & Young, as described in greater detail in Section 2.4.2.

          "Closing Date" means the date the Closing takes place.

          "Closing Payment" has the meaning set forth in Section 2.2.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contractually Determined Funding Amount" has the meaning set forth in
Section 2.3.2 and Exhibit 2.3.2.

          "Disclosure Schedule" means the Disclosure Schedule and Schedule of Exceptions of Seller attached to the Agreement.

          "Employee Benefit Plans" means all written or unwritten employment, collective bargaining, compensation, bonus, severance, profit sharing, stock option, stock purchase, incentive compensation, pension, retirement, life insurance, health, medical, hospitalization, disability, dental, dependent care, fringe or other benefit plans, agreements, contracts, insurance policies, programs, policies, practices, commitments or other arrangements of any type (including without limitation those included or referred to in or covered by any collective bargaining agreement), respecting, affecting or in effect for any officer, employee or director of a company.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Plan" means "employee pension benefit plans" and all "employee welfare benefit plans" (within the meaning of ERISA) of Norandex or a Subsidiary or in which any employees of Norandex or any Subsidiary (whether or not covered by collective bargaining agreements) participate or have participated since January 1, 1988.

          "GAAP" means generally accepted accounting principles and practices as promulgated by the Accounting Research Board, Accounting Principles Board and Financial Accounting Standards Board or any superseding or supplemental documentation of equal authority promulgating generally accepted accounting principles and practices, all as in effect from time to time. When used in this Agreement with reference to unaudited financial information, "GAAP" is qualified to the extent that such unaudited financial information does not include notes required by GAAP and is subject to normal year-end adjustments which will not be material, and does not include accruals for vacation pay and warranty claims that might otherwise be required by GAAP.

          "Hart-Scott-Rodino" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations adopted by the Federal Trade Commission under that Act.

          "Hazardous Material" means any material, substance, waste or component thereof (whether a liquid, solid, or gas) that is prohibited, controlled, or regulated by any governmental entity having jurisdiction as a contaminant, pollutant, dangerous substance, toxic substance, hazardous waste, hazardous substance, hazardous material, dangerous good or petroleum, its derivatives, by-products or other hydrocarbons, pursuant to any United States, state, or local environmental or health and safety law, rule, or regulation.

          "Intellectual Property Rights" means any and all patents, patent applications, patent licenses, unpatented inventions, trademark registrations, trademark applications, unregistered trademarks, trade names, registered or unregistered service marks, service mark applications, service names, registered or unregistered copyrights, copyright applications, and any licenses to or rights in any of the foregoing.

          "Law" means any United States, state, or local statute, law, ordinance, rule or regulation or any decree or order of any governmental body thereof

          "Life Insurance Plan" means the Noranda Post-Retirement Life Insurance Plan in substantially the form previously delivered to Buyer.

          "Loss" means any and all losses, liabilities, judgments, settlements, damages, injuries, costs and expenses of any nature whatsoever (including all reasonable fees and disbursements of attorneys, accountants, or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement or appeal, with the normal billing rates of such attorneys, accountants or other professional advisers not being a ground for excluding any portion of such fees or disbursements as unreasonable), and any fees, penalties, interest and other governmental charges of any nature whatsoever related to any Loss or Claim.

          "Noranda" means Noranda Aluminum, Inc., a Delaware corporation.

          "Noranda Pension Plan" means the Noranda Finance, Inc., Subsidiaries, and Affiliates Pension Plan in which Norandex or a Subsidiary is a participating employer, in substantially the form previously delivered to Buyer, which is the pension plan applicable at the date of the Agreement to Norandex or Subsidiary employees.

          "Norandex" means Norandex Inc., a Delaware corporation.

          "Norandex Financial Statements" means the audited financial statements of Norandex as of and for the three years ended December 31, 1991, 1992 and 1993, prepared by Seller at its expense, together with a report thereon by Ernst & Young, to be delivered by Seller to Buyer within 60 days after the Closing Date.

          "Norandex Medical Benefits Program" shall mean the medical benefits program covering Norandex employees as described in the Noranda Group Medical Benefit Plan previously delivered by Seller to Buyer.

          "Norandex Note" shall mean the promissory note of Norandex dated August 31, 1994, in the form delivered by Norandex at the Closing, evidencing Norandex's obligation to Noranda for amounts previously advanced by Noranda to Norandex.

          "Norandex Pension Plan" means the pension plan established by Buyer at or immediately after the Closing Date for Active Norandex Employees, as further described in Section 2.5.2.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PBGC Required Funding" has the meaning set forth in Section 2.4.3.

          "Pension Plan Funding Differential" has the meaning set forth in
Section 2.4.3.

          "Permit" means any license, permit, franchise, authorization or approval of any federal, state, or local governmental body, agency or other authority.

          "Proprietary Information" means any information, document, matter, or thing of a secret, confidential or private nature relating to or connected with the business of a company, any of its suppliers or customers, or any third party from whom the company acquires Proprietary Information or other confidential or proprietary information of any kind. Without limiting the foregoing, included within the meaning of Proprietary Information are information, documents or matters relating to or connected with inventions, know-how, formulae, programs, improvements, discoveries, designs, documentation, methods, processes, machines, existing or new products, research projects, prices, costs, profits, business plans, budgets, unpublished financial information, markets, sales, customers, potential customers, suppliers, employees, plans for further development, marketing and selling, licenses, and the identities, skills and compensation of employees, and any other information that is protectable under applicable state law as a trade secret or confidential information of a company.

          "Relevant Employees" shall mean the following current or former employees of Norandex: Robert Johnston; Barry Virostek; Lynn Kovalcheck; and Paul Borders.

          "Shares" means all of the issued and outstanding shares of Common Stock of Norandex, all of which are owned by Seller.

          "Subsidiaries" means any other corporation or other entity in which Norandex (or, if used with express reference to Seller, then Seller) beneficially owns, directly or indirectly, 50% or more of any class of outstanding capital stock (or other similar interests in a partnership or other entity).

          "Tax" or "Taxes" has the meaning set forth in Section 2.6.1.

          "Unaudited Financial Statements" means the financial statements of Norandex as of and for the seven months ended July 31, 1994, which need not be audited but which shall be certified by the Chief Financial Officer of Seller as having been prepared in a manner consistent with GAAP and using Norandex's and Seller's current accounting practices.

          "Unaudited Balance Sheet" means the unaudited balance sheet of Norandex included in the Unaudited Financial Statements.

          "Unaudited December 31 Financial Statements" means the unaudited balance sheet and income statement of Norandex as of and for the year ended December 31, 1993, in the form delivered by Seller to Buyer before the date of this Agreement.

          "Understanding" means any contract, agreement or understanding (whether written or oral) to which Norandex or a Subsidiary is a party or by which Norandex or a Subsidiary or any of their properties or assets are bound which (i) involves the payment or receipt by Norandex or a Subsidiary of more than $100,000 over the remaining term of the contract, agreement or understanding; (ii) is a financing document, loan or credit agreement or promissory note with an unpaid principal balance in excess of $100,000; (iii) is a collective bargaining agreement; (iv) is an Employee Benefit Plan; (v) has a remaining term of more than one year from the date of this Agreement; (vi) is a mortgage or lease relating to an interest in real property; (vii) is a distribution or other similar agreement relating to the marketing of products;
(viii) is a license or other agreement which relates in whole or in part to any patent, trademark, trade name, service mark or copyright or to any Proprietary

Information used in the business of Norandex, or which provides for the payment of royalties or similar payments to Norandex or by Norandex; (ix) restrains or limits Norandex from engaging in any business or competing in any manner; or (x) is otherwise material to the business of Norandex.


                                    ARTICLE 2

                   PURCHASE AND SALE OF SHARES; OTHER ACTIONS

     2.1 PURCHASE AND SALE. Seller agrees to sell the Shares to Buyer, and Buyer agrees to purchase the Shares from Seller, in consideration of the payment of the purchase price for the Shares by Buyer to Seller and on the other terms and conditions contained in this Agreement. Seller agrees to assign and transfer the Norandex Note to Buyer, and Buyer agrees to purchase the Norandex Note from Seller, in consideration of the payment by Buyer to Seller set forth in Section 2.2 and on the other terms and conditions contained in this Agreement.

     2.2 PURCHASE PRICE. The purchase price shall consist of $112,500,000 (the "Closing Payment"), subject to increase or decrease by the Adjustment Payment. The purchase price shall be allocated between the Norandex Note and the Shares as follows: the principal amount of the Norandex Note shall consist of the amount of Norandex's obligation as of the Closing Date to Noranda for amounts previously advanced by Noranda to Norandex, and shall be calculated after the Closing Date in connection with the preparation of the Closing Date Balance Sheet. As provided in the Norandex Note, the Payee under the Norandex Note shall set forth the principal amount so calculated on Exhibit A to the Norandex Note once that amount has been calculated. Buyer shall purchase the Norandex Note for an amount equal to the principal amount of the Norandex Note. The purchase price for the Shares shall consist of $112,500,000 minus the purchase price for the Norandex Note, subject to increase or decrease by the Adjustment Payment.

     2.3 PRICE ADJUSTMENTS. After the Closing the purchase price shall be increased or decreased, as the case may be, by the Adjustment Payment. The Adjustment Payment shall be the sum of the amounts, if any, calculated under Sections 2.3.1 and 2.3.2.

          2.3.1 ADJUSTED NET ASSETS EMPLOYED; CHANGES FROM UNAUDITED DECEMBER 31 BALANCE SHEET. The purchase price shall be increased in the amount, if any, by which Adjusted Net Assets Employed at the Closing Date exceed Adjusted Net Assets Employed at December 31, 1993 as set forth on Exhibit A; and the purchase price shall be decreased in the amount, if any, by which the amount of Adjusted Net Assets Employed at the Closing Date are less than Adjusted Net Assets Employed at December 31, 1993 as set forth on Exhibit A.

          2.3.2 PENSION PLAN FUNDING DIFFERENTIAL. Seller shall cause the assets (in cash) and liabilities relating to all Active Norandex Employees to be transferred from the Noranda Pension Plan to the Norandex Pension Plan in the amount required by Section 414(l)(1) of the Code (the "PBGC Required Funding"), calculated as provided in Exhibit 2.3.2 attached hereto. The purchase price shall be increased in the amount, if any, by which the PBGC Required Funding exceeds the Contractually Determined Funding Amount (as determined in accordance with the procedures and assumptions set forth in Exhibit 2.3.2 attached hereto); and the purchase price shall be decreased in the amount, if any, by which the PBGC Required Funding is less than the Contractually Determined Funding Amount. The amount by which the PBGC Funding Amount is greater than or less than the Contractually Determined Funding Amount shall be the "Pension Plan Funding Differential."

          2.3.3 INTEREST ON PBGC REQUIRED FUNDING PAYMENT. When the PBGC Funding Amount is delivered to the Norandex Pension Plan, Seller shall at the same time pay to Buyer an amount equal to interest on the PBGC Funding Amount at a rate per annum equal to the one month London Interbank Offered Rate in effect on the Closing Date as reported in the WALL STREET JOURNAL ("LIBOR"), plus .75%, from the Closing Date (or, if later, the date of adoption of the Norandex Pension Plan) until the date the PBGC Funding Amount is delivered to the Norandex Pension Plan.

          2.3.4 INTEREST ON ADJUSTMENT PAYMENT. When the Adjustment Payment is delivered, the party making the Adjustment Payment shall at the same time pay to the party entitled to receive the Adjustment Payment an amount equal to interest on the Adjustment Payment at a rate per annum equal to LIBOR plus .75%, from the Closing Date until the date the Adjustment Payment is delivered.

     2.4  CLOSING AND PAYMENT.

          2.4.1 CLOSING DATE. The Closing shall take place on August 31, 1994, at the offices of Thompson, Hine and Flory in Cleveland, Ohio, at 11:00 a.m. local time, or at such other date, time or place as the parties may agree (the date of the Closing referred to as the "Closing Date"). The Closing shall be deemed to be effective at the close of business on the Closing Date.

          2.4.2 CLOSING DATE BALANCE SHEET AND ADJUSTED NET ASSETS EMPLOYED AS OF THE CLOSING DATE. Within 60 days after the Closing Date, Seller shall deliver to Buyer (i) the Closing Date Balance Sheet and (ii) a schedule showing Adjusted Net Assets Employed as of the Closing Date. Seller shall prepare the Closing Date Balance Sheet in accordance with GAAP consistently applied. Adjusted Net Assets Employed at the Closing Date shall be derived from the Closing Date Balance Sheet, utilizing the same methodology and with the same categories of adjustments as were used in calculating Adjusted Net Assets Employed at December 31, 1993 (and as are set forth on Exhibit A attached hereto), except as provided in the next sentence. Buyer and Seller acknowledge that the Closing Date Balance Sheet and Adjusted Net Assets Employed as of the Closing Date shall include accruals for Norandex as of the Closing Date (calculated in accordance with GAAP) for vacation pay and warranty claims. Seller shall provide to Buyer and its accountants all relevant information and documents used in preparing the Closing Date Balance Sheet, and Buyer and its accountants shall be afforded reasonable opportunities to consult with Seller and Seller's accountants regarding the preparation of the Closing Date Balance Sheet.

          2.4.3 CALCULATION OF PENSION PLAN FUNDING DIFFERENTIAL. The amount of PBGC Required Funding and the Contractually Determined Funding Amount shall be computed by Noranda's regular actuaries within 60 days after the Closing Date based upon employee data and the market value of Noranda Pension Plan assets as of the Closing Date and in accordance with the procedures and assumptions set forth in Exhibit 2.3.2 attached hereto. Seller and its actuaries shall provide to Buyer and its actuaries all relevant information and documents used in computing the PBGC Required Funding and the Contractually Determined Funding Amount, and Buyer and its actuaries shall be afforded reasonable opportunities to consult with Seller and Seller's actuaries, both before and after the Closing Date, regarding the determination of such amounts and the preparation of the Closing Date Balance Sheet.

          2.4.4 TIME OF PAYMENTS AND TRANSFERS. The Closing Payment shall be paid by Buyer to Seller at the Closing. The Adjustment Payment shall be paid by Buyer or Seller, as the case may be, within 30 days after delivery of the Closing Date Balance Sheet. Noranda shall cause the transfer to the Norandex Pension Plan of the assets (in cash) and liabilities representing the PBGC Required Funding, plus interest in accordance with Section 2.3.3, no later than 30 business days after the amounts of the PBGC Required Funding and the Contractually Determined Funding Amount have been computed as described in
Section 2.4.3 upon (i) receipt from Buyer of either an opinion of counsel that the Norandex Pension Plan and trust meet the requirements of Sections 401(a) and 501(a) of the Code or a written commitment from Buyer (A) to apply, in a timely manner, for a determination letter that the Plan and trust meet such requirements and (B) to make any amendments to such Plan and trust required to obtain such a determination letter and (ii) receipt by Buyer from Seller of a similar opinion or commitment with respect to the Noranda Pension Plan.

          2.4.5 TERMS OF PAYMENTS. The Closing Payment shall be made by means of wire transfer to an account specified in writing by Seller to Buyer not less than three business days before the Closing Date. The Adjustment Payment, and the transfer of cash constituting the PBGC Required Funding, shall be made by means of wire transfer to an account specified in writing by the party entitled to receive the Adjustment Payment to the other party not less than three business days before such funds are to be transferred.

     2.5  OTHER ACTIONS.

          2.5.1 TRADEMARKS AND TRADE NAMES. Noranda agrees that neither it nor its Affiliates will use the trademark and trade name "Norandex," and any other trademarks or trade names identified in Exhibit 2.5.1 attached hereto, in any manner after the Closing Date; provided, however, that use of the trademarks and tradename "Noranda" and other trademarks and/or tradenames derived from or including "Noranda" (other than "Norandex" and any other trademarks or trade names identified in Exhibit 2.5.1 attached hereto) shall not be a violation of this Section 2.5.1.

          2.5.2 PENSION PLANS. At or immediately after the Closing, Buyer will adopt or will cause Norandex to adopt a pension plan for Active Norandex Employees (the "Norandex Pension Plan") which, except to the extent otherwise required by law or necessary to reflect the change in ownership of Norandex, will have the same vesting and benefits provisions as the existing Noranda Pension Plan. Seller agrees to retain after the Closing Date all responsibility and liability under the Noranda Pension Plan for all participants other than Active Norandex Employees and their beneficiaries, agrees to pay such persons the amounts to which they are entitled under the Noranda Pension Plan, and agrees that Buyer shall have no responsibility or liability to any such person for retirement, pension or similar payments.

          2.5.3 NORANDA LIFE INSURANCE PLAN. Seller shall retain all liability and responsibility for the Noranda Life Insurance Plan as it applies to Norandex and Subsidiary employees whose employment has terminated before or at the Closing and each Active Norandex Employee who, as of December 31, 1995, would have attained age 55 and rendered at least five (5) years of service with Norandex or Subsidiaries if such employee remained employed with Norandex through December 31, 1995. Seller acknowledges that Buyer intends, at or immediately after the Closing, to terminate or cause Norandex to terminate all post-termination and post-retirement life insurance (other than that for which Seller retains liability and responsibility pursuant to the preceding sentence) for all persons who are Active Norandex Employees. Buyer and Norandex shall cooperate with Seller after the Closing to provide all documents and information reasonably requested by Seller that are necessary for Seller to carry out its obligations and responsibilities under this Section with respect to post-retirement life insurance benefits and provisions. Persons who are Active Norandex Employees immediately after the Closing Date will be treated similarly to Buyer's other salaried employees with respect to eligibility for life insurance under Buyer's life insurance programs offered to its employees, without distinguishing between hourly and salaried employees of Norandex for such purpose.

          2.5.4 MEDICAL BENEFITS PROGRAMS. Persons who continue as Norandex employees after the Closing shall be covered by a health plan which provides benefits that are substantially equivalent to the benefits provided to such persons by Seller immediately before the Closing (except as otherwise required by law or necessary to reflect the change in ownership of Norandex), including a provision that the maximum out-of-pocket expense to Active Norandex Employees for a family not eligible for a managed care program will be $2,000 per year.

          2.5.5 SECTION 401(K) PLANS. Buyer agrees to adopt or cause Norandex to adopt a section 401(k) plan (the "Buyer 401(k) Plan") which, to the extent not otherwise required by law or necessary to reflect the change in ownership of Norandex, shall provide for the same contributions and benefits as the Section 401(k) plan previously delivered by Seller to Buyer and in effect at the date of this Agreement, for Norandex employees at the Closing Date. Buyer and Seller shall cooperate with each other and with the third party administrator of the plan to implement such adoption. Seller agrees to take all steps necessary before and after the Closing to remedy any administrative failure either to properly and timely invest participant and beneficiary accounts under Seller's 401(k) plan, to the extent attributable to contributions made on or before the Closing Date or to adequately communicate with participants and beneficiaries regarding the investment of such accounts and Seller agrees to indemnify and hold Norandex and Buyer harmless from any Claims or Losses arising out of or relating to any such failure. Seller and Buyer agree to effect a transfer of the accounts under Seller's 401(k) plan maintained for Norandex employees to the Buyer 401(k) Plan established by Buyer for such employees, such transfer to occur as soon as practicable after the Closing Date and after full remedy of the administrative features set forth above.

          2.5.6     COLLECTIVE BARGAINING AGREEMENTS.    All obligations under
the collective bargaining agreement with the Construction, Building Material, Ice and Coal Drivers, Helpers and Inside Employees Union, Local 221, International Brotherhood of Teamsters, applicable to employees at the Minneapolis, Minnesota office of Norandex, including the pension plan applicable to such employees that is included in such collective bargaining agreement, shall continue to be the obligation of Norandex after the Closing Date.

          2.5.7 DEFERRED COMPENSATION PLAN. Buyer agrees that effective the Closing Date, Norandex shall assume and be responsible for deferred compensation payments to the current and former Norandex employees previously disclosed to Buyer under the Noranda Aluminum, Inc. Deferred Compensation Plan in the form delivered to Buyer before the Closing Date to the extent attributable to compensation that would have been paid currently by Norandex but for its deferral under such plan, except as may be set forth in a separate letter agreement between Buyer and Seller.

          2.5.8 TAXES. Buyer and Seller shall each be responsible for one-half of the sales, use or other similar taxes incurred in connection with the transactions contemplated hereby.

          2.5.9 NO CHANGES TO CERTAIN EMPLOYEE BENEFIT PLANS. Buyer agrees not to make or permit Norandex to make any significant change to the Norandex Pension Plan, the Buyer 401(k) Plan or the health plan described in
Section 2.5.4, before January 1, 1996, other than changes that may be required by law or are beneficial to participants thereunder.

          2.5.10 EMPLOYEES. It is Buyer's intention not to engage in any employment terminations after the Closing of persons who were employees of Norandex or a Subsidiary at the Closing Date such that prior notice would be required under the Worker Adjustment and Retraining Notification Act. Nothing in the preceding sentence shall, however, be deemed to limit in any way the right of Norandex or Buyer to terminate the employment of any person after the Closing Date, to limit the rights of Norandex or Buyer to change its intentions in the future, or to create any rights to continued employment in favor of any such persons, and no such person shall be deemed to be a third party beneficiary of this Section.

          2.5.11 COBRA. Norandex will continue to administer and be responsible for COBRA continuation coverage on and after the Closing Date with respect to current and former Norandex employees and their dependents.

     2.6  TAX MATTERS.

          2.6.1  TAXES PRIOR TO, INCLUDING, AND AFTER THE CLOSING.

               (a) RESPONSIBILITY FOR TAXES. Noranda shall be responsible for, and shall indemnify Buyer for, and hold Buyer harmless against, any Tax imposed, accrued, or assessed in respect of (i) any Tax period that ends on or before the Closing Date and (ii) any other Tax period to the extent of the Tax attributable to the portion of the period that begins before the Closing Date and ends on the Closing Date. The liability for any Taxes of Norandex and its Subsidiaries imposed, accrued, or assessed in respect of (i) periods beginning after the Closing Date and (ii) any other tax period to the extent of the Tax attributable to the portion of the period that begins after the Closing Date and ends after the Closing Date shall be borne by Buyer, and Buyer will indemnify Noranda for, and hold Noranda harmless against, any such Taxes. For purposes of this Agreement, "Tax" and "Taxes" mean any federal, state, or local income or franchise taxes, and interest, additions, and penalties (civil or criminal) imposed in connection with any Tax, and any interest in respect of any such additions or penalties.

               (b) FEDERAL INCOME TAX LIABILITY. Noranda will include Norandex and its Subsidiaries in Noranda's consolidated federal income Tax return for the short taxable year of Norandex and its Subsidiaries ending on the Closing Date. Buyer will cause Norandex to provide to Noranda on or before November 30, 1994 all information reasonably requested by Noranda necessary to the preparation of such return. Norandex and its Subsidiaries shall close their books and records (including workpapers) as of the close of business on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(4)(i) in order to report their annual income as determined on the basis of income shown on their permanent books and records (including workpapers). Noranda and Noranda Finance Inc. shall, jointly and severally, indemnify Buyer for and hold Buyer harmless against any liability for Taxes asserted against Norandex or its Subsidiaries for any period by reason of the consolidation of Norandex or its Subsidiaries with Noranda, or any other corporation consolidated with Noranda, for federal income tax purposes. Noranda Finance is not aware of any federal income Tax issue or issues affecting the group of corporations consolidated with Noranda Finance for federal income Tax purposes (excluding Norandex and its Subsidiaries) for any period ending on or before the Closing Date that would in the aggregate, together with interest and any penalties, if resolved unfavorably to such group of corporations, create a liability in excess of 30 percent of the aggregate assets of such group.

               (c) STATE AND LOCAL FRANCHISE AND INCOME TAX LIABILITY. Noranda shall prepare and file all state and local franchise and income Tax returns for Norandex and its Subsidiaries for all periods ending on or before the Closing Date and shall pay any Taxes due thereon. Norandex shall have an accrued liability or receivable on its balance sheet as of the Closing Date for state and local income and franchise Taxes of Norandex and its Subsidiaries that will, without limitation, reflect the required state and local income and franchise Tax balances through and including the Closing Date; Buyer will reimburse Noranda for payments by Noranda of any such Taxes to the extent that those Taxes are accrued on such balance sheet. Noranda and Noranda Finance Inc. shall, jointly and severally, indemnify Buyer for and hold Buyer harmless against any liability for Taxes asserted against Norandex or its Subsidiaries for any period by reason of the consolidation or combination of Norandex or its Subsidiaries with Noranda, or any other corporation consolidated or combined with Noranda for state income or franchise tax purposes. Buyer will cause Norandex to provide to Noranda on or before November 30, 1994 all information reasonably requested by Noranda necessary to the preparation of such returns. Buyer shall prepare and file all state and local franchise and income Tax returns for Norandex and its Subsidiaries for all periods ending after the Closing Date and shall pay any Taxes due thereon. In the case of any state or local franchise or income Tax return in respect of a period beginning before and ending after the Closing Date, Buyer shall submit the return to Noranda for review as to consistency with prior returns at least 25 business days before the last day for filing such return and Noranda shall have completed such review and consulted as necessary with Buyer no later than the tenth business day before such filing day.

               (d) TAX ELECTIONS. Buyer agrees not to make any election under either Section 338(h)(10) or Section 338(g) of the Code. Noranda, Norandex, and Norandex's Subsidiaries have made no election under Section 341(f) of the Code respecting Norandex or its Subsidiaries. Buyer agrees to cause Norandex and its Subsidiaries to make an election to carry forward, and not carry back, losses occurring after the Closing Date.

               (e) TAX REFUNDS. In the event that Norandex or any of its Subsidiaries receives a refund or credit of Taxes for which Noranda has made a payment on behalf of Norandex or any of its Subsidiaries and not been reimbursed by Buyer applicable to any period (i) ending on or prior to the Closing Date, or
(ii) ending after the Closing

Date and including any period commencing prior to the Closing Date, then the amount of such refund or credit shall promptly be paid by Buyer to Noranda.

          2.6.2 COOPERATION. After the Closing, Buyer and Noranda shall, and Buyer shall cause Norandex and its Subsidiaries to, cooperate fully with one another and shall make available to one another, as reasonably requested, records or documents relating to Tax liabilities of Norandex and its Subsidiaries for all periods ending on or before the Closing Date. Buyer shall use reasonable efforts to preserve all such information, records, and documents in the possession of Norandex and its Subsidiaries on the Closing Date, until the expiration of any applicable statutes of limitation, including extensions thereof. Buyer, Noranda, and Norandex and its Subsidiaries shall also make available to one another, as reasonably requested, personnel responsible for preparing or maintaining information, records, and documents in connection with Tax matters.

          2.6.3 AUDITS AND CONTESTS WITH RESPECT TO TAXES. So long as taxable periods of Norandex and its Subsidiaries ending on or before, or including, the Closing Date remain open for an assessment of Tax, Buyer and Noranda shall notify the other in writing within 15 business days after receipt by Buyer or Noranda of written notice of (i) any pending or threatened audit or assessment with respect to Taxes of Norandex and its Subsidiaries, and (ii) any pending or threatened audit or assessment with respect to Taxes of Buyer that may affect the Tax liabilities of Norandex and its Subsidiaries for taxable periods ending on or before, or including, the Closing Date. Within 15 business days after receipt of the first such notice respecting an item or items for which it is responsible pursuant to Section 2.6.1, Noranda may elect, by written notice to Buyer, to contest the audit or assessment in the name of Norandex and its Subsidiaries. If Noranda so elects, it shall be solely responsible for, and shall bear all costs of, the defense of the item or items at issue, except that Buyer agrees to cooperate, and cause Norandex and its Subsidiaries to cooperate, in the defense by making relevant documents and employees available to Noranda at Noranda's expense, and to execute such documents as may be reasonably necessary to allow Noranda to conduct the defense. If Noranda elects to conduct a defense, then all decisions with respect to the negotiation, settlement, or litigation of the item or items at issue shall be made by Noranda and shall be binding upon Buyer, except that Noranda shall consult with Buyer before agreeing to any adjustment, or making any Tax election, that will or may create an increase in Taxes for Norandex and its Subsidiaries or Buyer in respect of any period ending after the Closing Date and shall promptly indemnify Buyer for, and hold Buyer harmless against, any such increase.

          2.6.4  AUDIT ADJUSTMENTS.

               (a) If as a result of the examination of the consolidated or separate federal, state, or local franchise or income Tax returns of Noranda or any of Norandex and its Subsidiaries, or any group of corporations that includes Noranda or Norandex and its Subsidiaries for a taxable year ending on or before, or including, the Closing Date, there shall be made after the Closing Date any adjustment that increases deductions, losses, or credits against Taxes or that decreases income, gain or recapture of credits against Taxes ("Tax Benefits") or that increases income, gain, or recapture of credits against Taxes or decreases deductions, losses or credits against Taxes ("Tax Detriments") for any taxable year and that will permit Noranda or Norandex and its Subsidiaries (or any corporation in an affiliated group that includes Buyer or Norandex and its Subsidiaries) to increase the Tax Benefits or decrease the Tax Detriments to which they would otherwise have been entitled for any taxable year beginning on or after the Closing Date, Noranda will notify Buyer of such adjustment and provide Buyer with such information as may be necessary for

Buyer to take account of such increases or decreases through the filing of a claim of refund or otherwise. Buyer shall take any reasonable actions necessary to secure the benefit of such increases or decreases. In any taxable year in which the net effect of such adjustments is a Tax Benefit to Norandex and its Subsidiaries, Buyer shall indemnify Noranda for such benefit (plus any interest actually received by Buyer from the relevant Tax authority, but less Buyer's reasonable net expenses incurred in securing such benefit) within thirty business days after the Tax return reflecting those net Tax Benefits is filed; if the net effect is a Tax Detriment to Norandex and its Subsidiaries, Noranda shall indemnify Buyer for such detriment (plus any reasonable expenses of Buyer incurred in attempting to mitigate such detriment) to the extent that such detriment is not indemnified pursuant to Section 2.6.3, within thirty business days after the tax return reflecting those net Tax Detriments is filed. If, after Buyer has made a payment to Noranda in respect of a Tax Benefit, there is a subsequent decrease in the amount of such Tax Benefit as a result of an examination by federal, state or local tax authorities, Noranda shall indemnify Buyer for the amount of such decrease in such Tax Benefit, promptly after the tax return reflecting such decrease is filed; Buyer agrees to use its reasonable efforts to defend against any such decrease.

               (b)  In calculating any amount to be indemnified under Section
2.6.3 or under this Section 2.6.4, each party shall be deemed to be subject to Tax at the maximum combined Tax rate for the type of Tax and for the taxable period in question. By way of example, and without limitation of the foregoing sentence, the maximum combined federal and state corporate income Tax rate is currently 40%. Any payment pursuant to this Section 2.6.4 shall constitute an adjustment to the Purchase Price under this Agreement.

          2.6.5 TERMINATION OF TAX AGREEMENTS. Except as otherwise contemplated by this Agreement, any and all Tax-allocation, Tax-sharing, or other similar agreements between Noranda and Norandex and its Subsidiaries shall be terminated as of the Closing Date, and from and after such date, none of such entities shall have any rights or liabilities thereunder.

          2.6.6 MINIMUM TAX CREDIT. No later than the date on which the Adjustment Payment is required to be delivered pursuant to Section 2.4.4, Buyer shall pay to Seller the amount of $1,200,000, representing 60% of $2,000,000, which is the estimated accumulated minimum tax credit carryover ("AMTCO") available to Norandex and its Subsidiaries as of the Closing Date (other than any AMTCO attributable to Master Shield, Inc. ("Master Shield")). Such amount shall not be included on the Closing Date Balance Sheet or reflected in Adjusted Net Assets Employed as of the Closing Date. Within 30 days after Noranda Finance files each of its 1993 Consolidated Federal Income Tax Return and its 1994 Consolidated Federal Income Tax Return, Seller shall notify Buyer of the actual AMTCO available to Buyer (other than any AMTCO attributable to Master Shield). If such actual AMTCO exceeds such estimated AMTCO for either of Seller's 1993 and 1994 taxable years, Buyer shall pay Seller 60 percent of the excess within 30 days after such notification. If such actual AMTCO is less than such estimated AMTCO for either of Seller's 1993 and 1994 taxable years, Seller shall pay Buyer 60 percent of the amount of the deficit within 30 days after such notification. Buyer shall pay Seller 60 percent of any Tax saving actually realized by Buyer from AMTCO attributable to Master Shield and deriving from Seller's 1993 and 1994 taxable years. Adjustments of AMTCO attributable to periods ending on or before December 31, 1994 caused by Internal Revenue Service audits or assessments shall be subject to Section 2.6.3 and 2.6.4, except that indemnification of Tax Benefits and Tax Detriments attributable to such adjustments shall be 60 percent of the amount thereof.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that except as set forth on the Disclosure Schedule, (i) the representations and warranties set forth in Sections 3.1 through 3.8 are true and correct, and (ii) to the best knowledge of Seller, the representations and warranties set forth in Sections 3.9 through
3.29 are true and correct. The "knowledge" of Seller shall be deemed to include the knowledge of directors and officers of Seller and the supervisory employees of Seller with responsibilities relating to the representations and warranties of Seller set forth in this Agreement. The "knowledge" of Seller shall also be deemed to include such matters as are disclosed to Seller by the Relevant Employees of Norandex before the Closing. Seller shall make such inquiries of the Relevant Employees concerning the representations and warranties of Seller set forth in this Agreement as are described in a separate letter from Seller to Buyer dated before the date of this Agreement. A statement on the Disclosure Schedule that qualifies or limits a representation or warranty, or that constitutes an exception to a representation and warranty, shall specifically identify the Section of this Agreement to which the statement relates. Information, lists, documents, agreements or other matters set forth in the Disclosure Schedule that are not described in the preceding sentence need only be set forth once even if another Section calls for similar disclosure.

     3.1 OWNERSHIP OF SHARES. Seller is the true and lawful owner of all of the Shares free and clear of all claims, liens, security interests, pledges, options and encumbrances.

     3.2 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.3 ORGANIZATION; SUBSIDIARIES. Norandex is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Norandex has full power and authority to own or lease its respective properties and to carry on its business as now being conducted. Norandex is qualified to conduct business as a foreign corporation in the states indicated on the Disclosure Schedule. Norandex is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. To the best knowledge of Seller, neither Seller nor Norandex has received any claim or notice, whether formal or otherwise, from any jurisdiction to the effect that Norandex is or was required to qualify to conduct business and was not so qualified, or that a jurisdiction in which it is authorized to conduct business may withdraw such authorization. Seller has caused to be delivered to Buyer complete and correct copies of the articles of incorporation and bylaws of Norandex and each Subsidiary, as in effect on the date of this Agreement. All Subsidiaries of Norandex, other than those businesses included in the "Noranda Finance Business," are listed on the Disclosure Schedule. Except as shown on the Disclosure Schedule, Norandex (or a wholly-owned Subsidiary of Norandex) owns all of the capital stock of each Subsidiary. No Subsidiary of Norandex has any employees as of the date of this Agreement. The Disclosure Schedule identifies each Subsidiary of Norandex that at any time during the last five years has had any employees. Any entity that was a Subsidiary of Norandex since 1967 and, to Seller's best knowledge, before 1967, at any time is listed on the Disclosure Schedule.

     3.4 CAPITALIZATION. The authorized capital stock of Norandex consists of 110,000 shares of common stock, $.10 par value per share, of which 110,000 shares are issued and outstanding. All of the Shares were duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. There are no outstanding options, warrants or other rights to acquire, or commitments of any character whatsoever relating to, any securities of Norandex, except those that will have been validly terminated before the Closing Date and will be of no further force or effect after the Closing Date.

     3.5 INVESTMENTS IN OTHERS. Other than marketable securities reflected in the Norandex Financial Statements or the Subsidiaries identified in the Disclosure Schedule, each of Norandex and each Subsidiary does not own any stock or other equity interests in any other person or entity, and has not made any investment in, advance or loan to, guarantee of the obligations of, or any commitment to make any investment in, advance or loan to, or guarantee of the obligations of, any person or entity, other than investments, advances, loans or guarantees made in the ordinary course of business for which the maximum potential liability of Norandex does not exceed $100,000 in the aggregate.

     3.6 COMPLIANCE WITH LAWS AND PERMITS; NO CONFLICTS. Norandex and each Subsidiary have all Permits that are necessary for the lawful conduct of the business of Norandex as it is now being conducted, except where the failure to have such Permits would not have a material adverse effect on the business or properties of Norandex. To the best knowledge of Seller, neither Norandex nor any Subsidiary is in material violation of any Permit or Law. Neither the execution and delivery of this Agreement by Seller or Norandex, nor the performance by Seller or Norandex of any of their respective obligations under this Agreement, will violate any provision of any Law or Permit or will conflict with, result in the breach of any of the material terms or conditions of, constitute a default under, permit any party to accelerate any right under or terminate, constitute a waiver of any material right under, require consent of any party under, or result in the creation of any lien, charge or encumbrance upon any of the properties, assets or capital stock of Norandex or any Subsidiary pursuant to, the articles of incorporation or bylaws of Norandex and its Subsidiaries or any Understanding, other contract or agreement, policy of insurance, indenture, mortgage, lease, or other similar instrument of any kind to which Seller, Norandex or any Subsidiary is a party or by which Seller, Norandex or any Subsidiary, or any of their respective properties or assets, are bound (except, with respect to such other contracts, agreements, policies, indentures, mortgages, leases or instruments, such as will not have a material adverse effect on the business, properties or assets of Norandex).

     3.7 BROKERS AND FINDERS. Except for BA Securities, Inc., which is acting as advisor to Seller, neither Seller nor Norandex has retained any broker or finder in connection with the transactions contemplated by this Agreement.

     3.8 TAX RETURNS AND PAYMENTS. All federal, state and local Tax returns, reports and forms required to be filed by, or with respect to any activities or income of, Norandex and its Subsidiaries have been or will be timely filed. All Taxes which were shown to be due or claimed to be due on such returns, reports and forms, or which otherwise may be owed, have been paid or adequate provision for the payment thereof has been made and is reflected in the Unaudited Financial Statements. Except as set forth in the Disclosure Schedule, there has not been any assessment of deficiency or additional Tax relating to or affecting Norandex or its business or affairs, or any completed, pending or threatened Tax audit or investigation relating to or affecting Norandex or its business or affairs by any taxing or other governmental authority. The amounts provided for Taxes on the Unaudited

Balance Sheet are sufficient for the payment of all unpaid Taxes, assessments and deficiencies, other than federal Taxes, assessments and deficiencies, relating to Norandex and its business for all periods before the date of the Unaudited Balance Sheet.

     3.9 FINANCIAL STATEMENTS. Each of the Norandex Financial Statements, the Unaudited December 31 Financial Statements and the Unaudited Financial
Statements: (i) have been or will be prepared from the books and records of Norandex, (ii) fairly present or will fairly present the consolidated financial position of Norandex as of the dates and for the periods indicated therein, and
(iii) have been or will be prepared in accordance with GAAP consistently applied.

     3.10 ABSENCE OF UNDISCLOSED LIABILITIES. Norandex does not have outstanding any indebtedness which is not reflected in the Unaudited Balance Sheet. Except as set forth in the Disclosure Schedule, Norandex does not have any other liability (absolute, contingent, asserted, unasserted, known or unknown) which is not reflected in the Unaudited Balance Sheet other than liabilities incurred in the ordinary course of business since the date of the Unaudited Balance Sheet which do not adversely affect the business or financial position of Norandex.

     3.11 ABSENCE OF CERTAIN CHANGES AND EVENTS. Between December 31, 1993 and the date of this Agreement, there has not been:

          (i) any transaction entered into by Norandex or any Subsidiary other than in the ordinary course of business or as contemplated by this Agreement; any loss or damage to any of the manufacturing facilities of Norandex or any Subsidiary due to fire or other casualty, whether or not insured, amounting to more than $100,000 in aggregate replacement value; any event that materially and adversely affects the ability of Norandex to operate its business as a whole in a manner consistent with the way in which such business has been conducted before the Closing Date; or any change in the financial position, assets, liabilities, results of operations or business of Norandex other than changes in the ordinary course of business which in the aggregate have not been materially adverse;

          (ii) any lawsuit, proceeding or governmental investigation which could have a material adverse effect on the business, financial condition, or results of operations of Norandex;

          (iii) any material adverse change to any of Norandex's assets, other than normal wear and tear and depreciation;

          (iv) any material adverse change in Norandex's business or financial condition;

          (v) any transfer or any disposition of any of Norandex's or any Subsidiary's assets with a value in excess of $100,000, other than in the normal course of business;

          (vi) any merger or consolidation to which either Norandex or any Subsidiary is or was a party;

          (vii) any amendment by Norandex or any Subsidiary of their respective articles of incorporation or bylaws;

          (viii) any change in the Employee Benefit Plans and Understandings applicable to Norandex employees, including without limitation any change in any salary rates (other than normal merit increases or promotions), or in any new employment or severance agreement or arrangement, or in any amendment to an employment or severance agreement or arrangement, or in any new collective bargaining or similar agreement, which in the aggregate amount to more than a

     $100,000 per annum impact on Norandex's business except as listed on the Disclosure Schedule;

          (ix) any change by either Norandex or a Subsidiary in its authorized or outstanding capital stock or otherwise in its capital structure;

          (x) any incurrence by Norandex or a Subsidiary of any indebtedness for borrowed money in excess of $100,000; or

          (xi) any offer or sale by Norandex or any Subsidiary of any equity or debt securities, debt instruments, or any options, warrants or other rights to acquire any such securities or instruments.

     3.12 INTERESTS IN REAL PROPERTY. Seller has previously delivered to Buyer a complete and correct list and brief description of all real property that has been owned or leased by Norandex or any Subsidiary, including all significant plants and structures located on such properties. Norandex and each Subsidiary have good and marketable title in fee simple to all real property shown as owned by it on the Disclosure Schedule, including all fixtures and improvements. All real property leases to which Norandex or a Subsidiary is a party are valid and enforceable, and neither Norandex nor any Subsidiary, nor any other party thereto, is in default of any material provision thereof. Except as shown on the Disclosure Schedule, all real property shown as owned on the Disclosure
Schedule is free and clear of all easements, reservations, rights-of-way, liens, mortgages, claims, encumbrances and other restrictions. Except as shown on the Disclosure Schedule, (i) all improvements and fixtures on real properties owned or leased by Norandex or a Subsidiary conform in all material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances, and (ii) all materials, buildings, structures and fixtures used by Norandex or a Subsidiary in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of Norandex's operations.

     3.13 PERSONAL PROPERTY. Norandex and each Subsidiary have good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever, to all inventory and receivables and to any item of machinery, equipment, or tangible or intangible personal property owned by it. The Disclosure Schedule sets forth a complete and correct schedule of all categories of personal property used in the business of Norandex. All of the machinery, equipment and other tangible personal property listed in the Disclosure Schedule is in good operating condition and repair, normal wear and tear excepted.

     3.14 DIRECTORS AND OFFICERS. The Disclosure Schedule includes a complete and correct list of all present officers and directors of Norandex.

     3.15 CERTAIN TRANSACTIONS. Except as set forth on the Disclosure Schedule, neither Seller, Norandex, any Subsidiary, nor any Affiliate of Seller, Norandex or any Subsidiary, is presently a party to any agreement or arrangement with Norandex or a Subsidiary (i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such entity.

     3.16 INTELLECTUAL PROPERTY, ETC. The Disclosure Schedule contains a complete and correct list of all Intellectual Property Rights of Norandex. Neither Norandex nor Seller has received any notice of any infringement of any Intellectual Property Right or Proprietary Information of any third party. Norandex owns (or licenses pursuant to Understandings set forth on the Disclosure Schedule) all Intellectual Property Rights (including without limitation the trademark "Norandex") and Proprietary Information which are used in the business of Norandex in the manner in which it is presently conducted or anticipated to be conducted immediately before the Closing. Neither Norandex, Seller nor any Subsidiary has infringed or are infringing on any Intellectual Property Rights or Proprietary Information of any third party.


     3.17 LITIGATION AND OTHER PROCEEDINGS. Except as shown on the Disclosure Schedule, neither Seller, Norandex or any Subsidiary, nor any of their officers or directors, is a party to any pending or threatened Claim in the United States or elsewhere relating to Norandex or its properties or assets, and there are no facts or circumstances that could reasonably be expected to result in any such Claim or threatened Claim, other than immaterial product warranty claims received in the ordinary course of Norandex's business. Neither Norandex nor any Subsidiary is subject to any order, writ, judgment, decree or injunction. The Disclosure Schedule contains a complete list of all Claims (other than immaterial product warranty claims received in the ordinary course of Norandex's business) brought against Seller, Norandex or any Subsidiary for which Norandex or a Subsidiary might be found liable or the assets of Norandex or a Subsidiary may otherwise be bound, since January 1, 1989, together with a brief statement of the nature and amount of the Claim, the court and jurisdiction in which the Claim was brought, the resolution (if resolved), and the availability of insurance to cover the Claim.

     3.18 UNDERSTANDINGS. The Disclosure Schedule identifies and briefly describes all Understandings. Seller has caused to be delivered to Buyer complete and correct copies of any Understanding that Buyer has requested. Norandex and all of the other parties to such Understandings are in compliance with all material provisions of all such Understandings, and no fact exists which is, or with the passage of time could become, a default by Norandex or any other party under any of them.

     3.19 INSURANCE AND BANKING FACILITIES. Seller or Norandex maintains insurance covering such risks and in such amounts as are adequate in relation to the business and assets of Norandex. The Disclosure Schedule lists (i) all contracts of insurance and indemnity of Norandex in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which Norandex has accounts; and (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid or accrued, and Seller knows of no circumstance (including without limitation the consummation of the transactions contemplated by this Agreement) that has caused or might cause any such contract to be canceled or terminated (other than any cancellations or terminations requested by Seller in connection with consummation of the transactions contemplated by this Agreement and communicated to Buyer). Norandex has given notice or is in the process of giving notice to insurers with respect to all known Claims which it believes to be covered by insurance. The Disclosure Schedule contains a list of such Claims made since January 1, 1991, including the nature and amount of the Claim, the date the Claim arose and the date notice to insurers (if any) was given.

     3.20 EMPLOYEE BENEFIT PLANS; PERSONNEL. The Disclosure Schedule comprises a complete and correct list of all Employee Benefit Plans of Norandex and each Subsidiary. Seller has delivered to Buyer with respect to each such Employee Benefit Plan, each plan document, policy, procedure or other governing instrument, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each Employee Benefit Plan and all trust agreements and other instruments under which the assets of any such plan are held or managed and benefits are provided. Norandex and each Subsidiary has been and is in material compliance with all Employee Benefit Plans. Seller has caused to be furnished to Buyer a list of all employees of Norandex as of July 31, 1994.

     3.21 POWERS OF ATTORNEY AND SURETYSHIPS. Norandex does not have any power of attorney outstanding or any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

     3.22 MINUTES AND STOCK RECORDS. Seller has caused Buyer to be given access to copies of the minute books and stock records of Norandex and each Subsidiary containing all of the corporate proceedings and stock records of Norandex and the Subsidiaries that are in Seller's possession or under Seller's control.
Such items contain a complete and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of Norandex, each Subsidiary and their respective boards of directors, and all original issuances and subsequent transfers and repurchases of their capital stock.

     3.23 GOVERNMENTAL CONSENTS. The Disclosure Schedule sets forth all consents, approvals, orders and authorizations from, and all registrations, qualifications, designations, declarations and rulings with, any United States or other federal, state, or local governmental authority, required by or with respect to Norandex in connection with the consummation of the transactions contemplated by this Agreement or necessary to enable Norandex to conduct its business after the Closing as it was conducted immediately before the Closing.

     3.24 COMPLIANCE WITH ERISA.

          3.24.1 DOCUMENTS. The Disclosure Schedule comprises a complete and correct list of all ERISA Plans. True, correct and complete copies of the following documents, in addition to any documents required and delivered pursuant to Section 3.20, with respect to each of the ERISA Plans, have been delivered to Buyer, except as noted in the Disclosure Schedule:

                    (a) GOVERNING INSTRUMENTS. Each current Plan document, policy, procedure or other governing instrument relating to an ERISA Plan or an Employee Benefit Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each such Plan and all trust agreements and other instruments under which the assets of any ERISA Plan or Employee Benefit Plan that covers any Norandex or Subsidiary employee are held or managed and benefits are provided.

                    (b) SPDS. The most recent summary plan description ("SPD") of each ERISA Plan for which an SPD is required under ERISA and any summaries of material modifications thereto.

                    (c) FORMS 5500. The three (3) most recent Forms 5500, 5500-C or 5500-R required to be filed for each ERISA Plan.

                    (d) FINANCIAL STATEMENTS. The most recent annual financial statements for each ERISA Plan, if not included with such Forms 5500, 5500-C or 5500-R.

                    (e) DETERMINATION LETTERS. With respect to each ERISA Plan that has received a determination letter from the Internal Revenue Service regarding its qualified status under
               Section 401(a) or Section 501(c)(9) of the Code, the most recent Internal Revenue Service determination letter, the application submitted when requesting such determination letter and any subsequently filed determination letter request.

          3.24.2 DETERMINATION LETTER. Except as indicated on the Disclosure Schedule, each ERISA Plan intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter as to its qualification and has been administered in compliance with ERISA and the Code and no fact or circumstance exists which would preclude continuing, good faith reliance on such determination letter or would adversely affect the qualified status of any such ERISA Plan.

          3.24.3 NO REPORTABLE EVENT. No fact or circumstance exists, including, without limitation, any "reportable event" (within the meaning of ERISA), in connection with any ERISA Plan which might constitute grounds for termination of such ERISA Plan by the PBGC or of the appointment by a court of a trustee to administer such ERISA Plan. Neither Norandex, any Subsidiary nor Seller has incurred any liability to the PBGC (other than for payment of premiums which have been timely paid) with respect to any ERISA Plan, and Norandex, each Subsidiary and Seller have complied in full with the minimum funding requirements and in all material respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code. All annual reports required to be filed under ERISA with respect to any ERISA Plan have been timely filed and each initial notification to the Department of Labor with respect to any ERISA Plan that is intended to qualify for the alternative ERISA compliance alternative available under Department of Labor Regulation section 2520.104-23 (relating to an exemption from annual reporting for so-called "top-hat" plans) has been timely filed.

          3.24.4 NO PROHIBITED TRANSACTIONS. None of the ERISA Plans or their fiduciaries has engaged in a non-exempt "prohibited transaction" (within the meaning of ERISA and the Code) or breached their fiduciary duties in a manner which might, directly or indirectly, subject such ERISA Plan or Norandex, any Subsidiary or Seller to liability for any losses, expenses, damages, penalties or excise taxes.

          3.24.5 FULLY FUNDED. As of January 1, 1994, all of the ERISA Plans were fully funded on a termination basis using, with respect to the Noranda Pension Plan, the assumptions set forth on Exhibit 2.3.2, and with respect to any other ERISA Plan, the current interest rate and mortality assumptions utilized by the PBGC and the other actuarial assumptions used in the most recent actuarial valuations of the ERISA Plans. Except as set forth on the Disclosure Schedule, neither Norandex nor any Subsidiary has "withdrawn" from any "multiemployer plan" (within the meaning of ERISA). With respect to each multiemployer plan listed on the Disclosure Schedule, neither Norandex nor any Subsidiary would have incurred a withdrawal liability under ERISA if Norandex or any Subsidiary or Noranda or any Affiliate of Noranda had withdrawn from any such multiemployer plan during the calendar year 1993, except as noted in the Disclosure Schedule. All contributions required to be made to any multiemployer plan so listed have been made on or before their due dates.

          3.24.6 NO TAX LIABILITY. None of the ERISA Plans, or any trust related thereto, has incurred any federal, state or local tax liability.

          3.24.7 CLAIMS. There are no pending or threatened Claims, (other than routine claims for benefits) that have been asserted or instituted against any Employee Benefit Plan, the assets of any Employee Benefit Plan or against the sponsor, administrator or any fiduciary of any Employee Benefit Plan with respect to the operation of such Employee Benefit Plan that could subject Norandex or any Subsidiary to any liability or expense, nor does Norandex, any Subsidiary or Seller have any knowledge of any facts which could form the basis for any such Claim or of any pending investigations by any governmental agency that could result in any such liability or expense.

          3.24.8 COBRA. With respect to the employees and former employees of Norandex or any Subsidiary, their spouses and their dependents, Seller, Norandex and each such Subsidiary are in compliance with the notice and continuation coverage requirements of Section 4980B(f) of the Code and regulations thereunder ("COBRA").

          3.24.9 POST-EMPLOYMENT BENEFITS. Neither Norandex nor any Subsidiary is obligated to provide any benefits under a "welfare benefit plan" (within the meaning of ERISA) to former employees other than benefits under the Noranda Life Insurance Plan and so-called "COBRA" health care continuation coverage. Seller represents and warrants that there are no Employee Benefit Plans of Seller or Norandex (or a Subsidiary or Affiliate of Seller) providing medical, dental, health, life insurance, or similar benefits for terminated or retired employees of Norandex, including early retirees, except under the Noranda Life Insurance Plan, which Buyer intends to terminate (or cause Norandex to terminate) at or immediately after the Closing Date, and such as may be required by COBRA.

          3.24.10 TERMINATION AND AMENDMENT RIGHT. No action or communication to employees or former employees of Norandex or a Subsidiary has occurred which is inconsistent with any provision of any ERISA Plan that is a "welfare benefit plan" (within the meaning of ERISA) that reserves the right of Norandex, a Subsidiary or Seller (or an Affiliate of Seller) to amend or terminate such ERISA Plan.

          3.24.11 PARACHUTE PAYMENTS. Except as otherwise expressly provided herein or as disclosed in the Disclosure Schedule, no compensation that is directly or indirectly conditioned upon the transactions contemplated by this Agreement and no parachute payment, within the meaning of Section 280G of the Internal Revenue Code, will become payable to any employee or director of Norandex or any Subsidiary as a result of the execution or performance of this Agreement, or on the termination of any such employee or director on or after the Closing Date.

     3.25 LABOR MATTERS. (i) Norandex and each Subsidiary is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination, occupational safety and health, and unfair labor practices; (ii) there is no unfair labor practice complaint against Norandex or any Subsidiary pending or threatened before the National Labor Relations Board or any comparable state, local or foreign agency; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending, or threatened against or directly affecting Norandex or any Subsidiary; (iv) no grievance or arbitration proceeding is pending and no Claims therefor exist; (v) no agreement which is binding on Norandex or any Subsidiary restricts Norandex or any Subsidiary from relocating or closing any of its operations; (vi) Norandex and each Subsidiary has not experienced any material work stoppage in the last 18 months; (vii) neither Norandex nor any Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (viii) except as set forth in the Disclosure Schedule, neither Norandex nor any Subsidiary has established, entered into or maintained any severance pay program, or any payroll practice to make termination payments, or any other agreement to pay severance or termination payments to any employee of Norandex or a Subsidiary on or before the Closing Date; and (ix) there is no, and for the past two years there has not been any, effort to organize any employees of Norandex or any Subsidiary or representation campaign or election with respect to any employees of Norandex or a Subsidiary. The collective bargaining agreement relating to Norandex employees at its Minneapolis, Minnesota branch is the only collective bargaining agreement to which Norandex or any Subsidiary is subject or by which Norandex or any Subsidiary is bound, and Norandex has been and is in material compliance with such agreement.

     3.26 HAZARDOUS MATERIALS.

          (i) Norandex and each Subsidiary have not caused, and are not causing, any disposals, releases or threatened releases of any Hazardous Material on or under any properties which any of them (A) own, lease, occupy or operate or (B) previously owned, leased, occupied or operated; and Seller has no knowledge, and has no reason to believe or suspect, that any such disposals or releases occurred before Norandex or any Subsidiary took title to, or possession or operation of, any of such properties, or that any such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters;

          (ii) Norandex and each Subsidiary have not either (A) arranged for the disposal or treatment of Hazardous Material at any facility or site owned or operated by another person from which facility or site there has been a release or there is a release or threatened release of a Hazardous Material, or (B) accepted any

     Hazardous Material for transport to disposal or treatment facilities or other sites selected by Norandex or a Subsidiary, from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility or site to which Norandex or a Subsidiary arranged for the disposal or treatment of Hazardous Material under (A) above was duly licensed in accordance with applicable laws and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances) or, for properties in jurisdictions other than the United States, any equivalent or like listing of sites under the laws of such other jurisdictions;

         (iii) There has not been any release or threatened release of any Hazardous Material originating from a property other than those owned, leased or operated by Norandex that has or will come to be located on or under properties owned, leased, occupied or operated by Norandex or any Subsidiary;

          (iv) Norandex and each Subsidiary have never installed, used, buried or removed any surface impoundment or underground tank or vessel or sump, drain or pipeline which holds or held Hazardous Materials on properties owned, leased, occupied or operated by Norandex or any Subsidiary;

          (v) Norandex and each Subsidiary are and have been in material compliance with all federal, state or local Laws and Permits relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists at any of the real property owned by or used in the business of Norandex that would constitute a material violation of any such Law or Permit or that constitutes or threatens to constitute a public or private nuisance; and

          (vi) There has been no Claim, including without limitation any litigation, administrative proceedings or investigations or any other actions, claims, demands, notices of potential responsibility or requests for information brought or threatened, against Norandex or any Subsidiary or against any predecessor owner or operator of any of the properties referenced in subparagraph (i) above, alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities, or any settlement reached by Norandex or a Subsidiary relating to any of the foregoing.

     3.27 PROPERTY TAXES. The Disclosure Schedule sets forth a list of all real property and personal property tax bills pertaining to any property owned or used by Norandex or any Subsidiary for the current and two prior property tax years except for leased properties where Seller, Norandex or a Subsidiary are not responsible for payment of or reimbursement for such taxes. Seller is not aware of any proposal by any taxing authority to change the assessed values or assessment rate reflected in such bills.

     3.28 ACCURACY OF DOCUMENTS AND INFORMATION. Neither the representations or warranties made by Seller in this Agreement, nor those contained in any document, written information, financial statement, other statement, certificate, schedule or exhibit furnished or to be furnished (or caused to be furnished) by Seller or Norandex to Buyer pursuant to this Agreement, taken together as a whole, contain or will contain any untrue statement of a material fact, or omit or will omit a material fact necessary to make the statements or facts contained herein or therein not misleading. Seller is not aware of any fact which Seller currently and reasonably believes has or will have a material and adverse effect upon the financial position, results of operations or business of Norandex, taken as a whole, that has not been disclosed to Buyer.

     3.29 PRODUCT WARRANTIES. Attached to the Disclosure Schedule are copies of the standard forms of agreements containing warranties or guarantees relating to the products of Norandex.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations under this Agreement, will violate any Law or Permit or will conflict with, result in the breach of any of the terms or conditions of, constitute a default under any charter document of Buyer, or any Understanding, other contract or agreement, policy of insurance, indenture, mortgage, lease, franchise, license, permit, authorization or other instrument of any kind to which Buyer is a party or by which Buyer or any of the properties or assets of Buyer is bound.

     4.3 AUTHORIZATION. Buyer has duly and validly executed and delivered this Agreement and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     4.4 INVESTMENT PURPOSE. Buyer is purchasing the Shares for investment only and not with a view to resale in connection with any distribution of the Shares, except in compliance with the Securities Act of 1933, as amended, and all other applicable securities laws.

     4.5 BROKERS AND FINDERS. Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5

                               COVENANTS OF SELLER

     5.1 ACCESS TO PROPERTIES AND RECORDS. Subject to Section 9.2, from the date of this Agreement through the Closing, Seller shall cause Norandex and its Subsidiaries to give Buyer and its authorized officers, employees, attorneys, in-house and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement, the Norandex Financial Statements and the Unaudited Financial Statements, the business of Norandex and its Subsidiaries, and the transactions contemplated by this Agreement. No investigation by Buyer or its representatives made before or after the date of this Agreement shall affect the representations or warranties of Seller contained in this Agreement, and all such representations and warranties shall survive any such investigation, subject to Article 9.

     5.2 CONDUCT OF BUSINESS BEFORE CLOSING. Seller agrees that, after the date of this Agreement and before the Closing, except as otherwise permitted, required or contemplated by this Agreement or expressly permitted by Buyer:

          (i) The business of Norandex shall be conducted in the ordinary course consistent with prior practices;

          (ii) Seller shall not cause the transfer or any disposition of any of Norandex's or any Subsidiary's assets, other than in the normal course of business;

          (iii) Neither Norandex nor any Subsidiary shall merge with or into or consolidate with any other corporation;

          (iv) Neither Norandex nor any Subsidiary shall amend its articles of incorporation or bylaws;

          (v) Neither Norandex nor any Subsidiary shall change its Employee Benefit Plans and Understandings applicable to Norandex employees in any manner which in the aggregate amount to more than a $100,000 per annum impact on Norandex's business;

          (vi) Neither Norandex nor any Subsidiary shall make any change in its authorized or outstanding capital stock or otherwise in its capital structure;

          (vii) Neither Norandex nor any Subsidiary shall incur any indebtedness for borrowed money in excess of $100,000;

          (viii) Neither Norandex nor any Subsidiary shall offer or sell any equity or debt securities, debt instruments, or any options, warrants or other rights to acquire any such securities or instruments;

          (ix) Norandex and each Subsidiary shall consult with Buyer before making any material financial commitments or entering into any material binding agreements extending beyond the Closing Date involving amounts in excess of $100,000;

          (x) Norandex shall maintain working capital on a seasonally appropriate basis through the Closing Date;

          (xi) Norandex shall continue existing capital projects on their current schedule; and

          (xii) Seller shall continue in effect the insurance policies relating to Norandex that are in effect at the date of this Agreement to be maintained without any significant change.

     Without limiting the generality of the foregoing, Seller shall cause Norandex to continue to pay accounts payable and to collect accounts receivable in the ordinary course of business in accordance with past practice, to maintain and preserve customer relations and to maintain insurance; and Seller shall not change or permit to be changed in any material respect the accounting or valuation practices applicable to the assets or businesses of Norandex.

     5.3 NOTICE OF EVENTS. Between the date of this Agreement and the Closing, Seller shall promptly advise Buyer in writing of any material events and developments concerning the financial position, assets, liabilities, results of operations or business of Norandex or any of the items or matters covered by Seller's representations and warranties contained in this Agreement.

     5.4 COOPERATION. Seller shall cooperate, and cause the appropriate parties to cooperate, with Buyer in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement, including, without limitation, all filings and submissions under Hart-Scott-Rodino. Seller, at any time before or after the Closing, shall execute, acknowledge and deliver any further assignments, assurances, documents and instruments of transfer reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer, for the purpose of assigning and transferring and delivering the Shares to Buyer at the Closing. Seller shall cooperate with Buyer in taking such actions as may reasonably be requested by Buyer for the purpose of implementing post-Closing Date benefit arrangements for Norandex employees consistent with this Agreement. Seller shall at any time after the Closing and at its expense take such actions as may be necessary to deliver to Buyer all documents, records, instruments, personal property, or other materials which Buyer may request that relate to the business of Norandex, wherever located.

     5.5 KEY EMPLOYEES. Seller shall use all reasonable efforts to assist Buyer in retaining the continued services of Norandex's key employees.

     5.6 NORANDEX FINANCIAL STATEMENTS. Seller shall at its expense prepare and deliver to Buyer the Norandex Financial Statements no later than 60 days after the Closing Date.

     5.7 TRANSACTIONS WITH AFFILIATES. All transactions of the type and between the parties described in Section 3.15 which are initiated after the date of this Agreement shall be on terms and conditions, and at prices, no less favorable to Norandex than could be obtained from independent third parties.

     5.8 BEST EFFORTS TO CLOSE. Seller shall use, and shall cause Norandex to use, their respective commercially reasonable best efforts to fulfill the conditions set forth in Articles 7 and 8 of this Agreement over which they have control or influence, and to complete the transactions contemplated by this Agreement.

     5.9 CONSENTS TO LEASE AND CONTRACTS. Seller shall use all reasonable efforts and cooperate in good faith with Buyer before and after the Closing to obtain the consents of any third parties which may be required by virtue of this Agreement or the transactions contemplated by this Agreement (including, without limitation, those consents that are necessary for the representations and warranties set forth in Section 3.6 to be true and correct) under any leases, Understandings or other agreements to which Norandex or a Subsidiary is a party or by which the assets of Norandex or a Subsidiary are bound. Seller acknowledges that with respect to such leases, Understandings or other agreements, it (or an Affiliate) may be required to continue as a party to or guarantor under some or all of such leases, Understandings or agreements, notwithstanding transfer of the Shares to Buyer. If Seller or an Affiliate of Seller (other than Norandex) continues after the Closing as a party to or a guarantor under some or all of such leases, Buyer shall cooperate with Seller in good faith and use all reasonable efforts after the Closing to obtain the agreement of the other party to any such leases to release Seller (or such Affiliate) as a party to or a guarantor thereunder; provided, however, that the foregoing shall not be deemed to require Norandex or Buyer to agree to economic terms that are less favorable than the terms of such leases as they are in effect on the Closing Date. If Seller or any landlord under any such lease so requests, Buyer shall offer to become a guarantor, in replacement of Seller's (or such Affiliate's) guaranties, or in order of priority ahead of Seller (or such Affiliate), of such lease on the same terms and conditions as Seller's (or such Affiliate's) existing guaranty, and to take such actions and execute such guaranties or other instruments as are necessary to become such a guarantor. Buyer agrees to indemnify Seller and hold Seller harmless from all guaranty payments that Seller (or such Affiliate of Seller) may be required to pay after the Closing Date by virtue of continuing after the Closing Date as guarantor of any such lease, provided that there is no default under any such lease as of the Closing Date. In the event that Norandex defaults under any such lease after the Closing Date and Buyer defaults under any such guaranty and fails to provide the indemnification set forth in the preceding sentence, and Noranda is required to perform as a party to such lease or under its guaranty with respect thereto, Buyer and Norandex will use all reasonable efforts to cooperate with Noranda in attempting to effect the sublease of the premises to a sublessee designated by Noranda and will vacate the premises thirty days after delivery of a written request from Noranda in order to facilitate occupancy of the premises by a new tenant.

     5.10 EXCLUSIVITY. Seller acknowledges that Buyer will spend substantial funds in connection with its review of Norandex's business before the Closing Date, and agrees that from the date of this Agreement through the Closing Date (or until this Agreement is terminated), it will not authorize any of its or Norandex's officers, directors or representatives to enter into negotiations with any other party for purposes of selling or disposing of all or any part of the stock, assets or business of Norandex.


                                    ARTICLE 6

                               COVENANTS OF BUYER

     6.1 COOPERATION IN FILINGS. Buyer shall cooperate with Seller and Norandex in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement, including without limitation all filings and submissions under Hart-Scott-Rodino.

     6.2 BEST EFFORTS TO CLOSE. Buyer shall use its best efforts to fulfill all of the conditions set forth in Articles 7 and 8 of this Agreement over which it has control or influence, and to complete the transactions contemplated by this Agreement.

     6.3 EMPLOYMENT AGREEMENTS. Buyer shall offer to enter into employment arrangements with the senior Norandex officers and regional branch managers agreed upon by Buyer and Seller, on terms and conditions to be negotiated with such persons. Buyer shall not, however, be obligated to enter into any such agreements except upon mutually satisfactory terms and conditions.

                                    ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Buyer. In the event that one or more of the following conditions is not fulfilled by the Closing Date, Buyer may at its option delay the Closing Date for a period of not more than 30 days to permit such condition or conditions to be satisfied.

     7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the state of facts then existing, and shall then be true and correct in all material respects, except that if a representation is already limited to matters characterized as "material," it shall be correct in all respects.

     7.2 PERFORMANCE OF COVENANTS. All of the covenants required to be performed by Seller at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     7.3 CERTIFICATE. Buyer shall have received a certificate signed by Seller to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

     7.4 OPINION OF COUNSEL. Buyer shall have received the opinion of Thompson, Hine and Flory, counsel for Seller and Norandex, in form and substance satisfactory to Buyer, dated as of the Closing Date, setting forth the conclusions contained in Exhibit 7.4 to this Agreement.

     7.5 RESIGNATIONS OF DIRECTORS AND OFFICERS. All directors and officers of Norandex from whom Buyer requests resignations shall have submitted their written resignations to Norandex.

     7.6  MATERIAL CHANGES.  Seller's representation and warranty set forth in
Section 3.10 shall be true and correct in all respects as if made from the period between December 31, 1993 through the Closing Date, and between the date of this Agreement and the Closing there shall not have occurred any event or transaction of the nature described in Section 3.10.

     7.7 CONSENTS. Buyer shall have received, in writing and in form and substance reasonably acceptable to Buyer, all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement that are indicated or required to be indicated on the Disclosure Schedule (including without limitation the expiration of any waiting period under Hart-Scott-Rodino).

     7.8 GOOD STANDING CERTIFICATES. Seller shall have caused to be furnished to Buyer good standing certificates from the jurisdictions in which Norandex is qualified to conduct business, dated after August 15, 1994.

     7.9 NONCOMPETITION AGREEMENT. Seller shall have entered into a Noncompetition Agreement substantially in the form of Exhibit 7.9 hereto.

     7.10 NO MATERIAL ADVERSE CHANGES. There shall have been no material adverse changes in Norandex's financial condition, business, assets or liabilities (actual or contingent) from either December 31, 1993 or the date of the Unaudited Balance Sheet, through Closing.

     7.11 CONSENTS. All consents described in Section 5.9 shall have been obtained.

     7.12 TRANSFER OF SHARES. Seller and Norandex shall have delivered to Buyer certificates representing the Shares and shall have executed, acknowledged and delivered any assignments, assurances, documents and instruments of transfer reasonably requested by Buyer, and shall have taken any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer before the Closing Date, for the purpose of assigning and transferring the Shares to Buyer at the Closing.

     7.13 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken or conducted by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, as well as the results of all due diligence investigations, shall be reasonably satisfactory in form and substance to Buyer and its counsel. The due diligence documentation provided by Seller must, to the reasonable satisfaction of Buyer and its counsel, support the representations and warranties of Seller herein. All documents required to be delivered to Buyer at or before the Closing shall have been so delivered.

     7.14 INTERCOMPANY BALANCES. All intercompany payables and intercompany receivables between Norandex and Seller (or any Subsidiary of Seller other than Norandex) (other than obligations represented by the Norandex Note) shall have been eliminated, so that no such amounts are outstanding as of the Closing Date or reflected in the Closing Date Balance Sheet.

     7.15 ASSIGNMENT OF NORANDEX NOTE. Seller shall have executed and delivered to Buyer an instrument, in form and substance reasonably satisfactory to Buyer, assigning and transferring the Norandex Note to Buyer.


                                    ARTICLE 8

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Seller. In the event that one or more of the following conditions is not fulfilled by the Closing Date, Seller may at its option delay the Closing Date for a period of not more than 30 days to permit such condition or conditions to be satisfied.

     8.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the state of affairs then existing, and shall than be true in all material respects.

     8.2 PERFORMANCE OF COVENANTS. All of the covenants required to be performed by Buyer at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     8.3 CERTIFICATE. At the Closing, Seller shall have received a certificate signed on behalf of Buyer to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

     8.4 GOOD STANDING CERTIFICATES. Buyer shall have furnished Seller with a good standing certificate for Buyer from the Delaware Secretary of State dated after August 15, 1994.

     8.5 CONSENTS. Seller shall have received the following necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement: expiration of any waiting period under Hart-Scott-Rodino.

     8.6 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken or conducted by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, as well as the results of all due diligence investigations, shall be reasonably satisfactory in form and substance to Seller and its counsel. The due diligence documentation provided by Buyer must, to the reasonable satisfaction of Seller and its counsel, support the representations and warranties of Buyer herein. All documents required to be delivered to Seller at or before the Closing shall have been so delivered.


                                    ARTICLE 9

                                 INDEMNIFICATION

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Seller's and Buyer's covenants contained in this Agreement shall survive the Closing. Seller's representations and warranties set forth in Section 3.8 shall survive the Closing through all applicable statutes of limitations periods. Seller's and Buyer's representations and warranties, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing to the extent set forth in Section 9.2.

     9.2  INDEMNITY.

          9.2.1 INDEMNIFICATION OF SELLER. Buyer agrees that it shall indemnify Seller for all Losses, as the same are incurred, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty of Buyer, or any failure of Buyer to perform or comply with any covenant or agreement, contained herein or in any document or other paper delivered pursuant hereto or any Claim arising out of or relating to any such breach, inaccuracy or failure, or (ii) any action by Buyer or Norandex taken after the Closing to terminate or change the terms of employment of any Active Norandex Employee, except to the extent that either (A) in the case of any change in the terms of employment, such change is specifically contemplated by this Agreement or
(B) such Loss results in whole or
in part from the failure to comply with, or a change in the terms of, any Employee Benefit Plan applicable to an Active Norandex Employee if either such Employee Benefit Plan was not listed on the Disclosure Schedule or Buyer was not provided before the Closing Date with documents reasonably necessary to reflect the terms and conditions of such Employee Benefit Plan; provided, however, that Seller may not assert a claim for indemnification under this section after three years from the Closing Date.

          9.2.2 INDEMNIFICATION OF BUYER. Seller agrees that it shall indemnify Buyer for all Losses, as the same are incurred, arising out of or relating to (i) any breach of the representations and warranties set forth in
Section 3.8 relating to matters (if any) other than those addressed in Section 2.6, (ii) any Claim arising out of or relating to those businesses, activities or operations conducted by or relating to the businesses listed under the heading "Noranda Finance Business" in the Disclosure Schedule, (iii) any Claim, benefit, payment, or other amount arising under any pension or life insurance plan, policy or benefit relating to any person other than an Active Norandex Employee, or (iv) any breach or inaccuracy of any representation or warranty of Seller, or any failure of Seller to perform or comply with any covenant or agreement, contained herein or in any document or other paper delivered pursuant hereto or any Claim arising out of or relating to any such breach, inaccuracy or failure; provided, however, that Buyer may not assert a claim for indemnification under clause (iv) of this sentence after three years from the Closing Date.

     9.3 LIMITATION ON AMOUNT OF INDEMNITY. Buyer shall not be required to indemnify Seller, and except with respect to the matters set forth in clauses
(i), (ii) and (iii) of Section 9.2.2 Seller shall not be required to indemnify Buyer, under this Article 9 unless the aggregate amount of all Claims for which indemnity is sought exceeds $250,000, in which case Seller or Buyer (as the case may be) shall be responsible for the full amount of

Losses.  All liabilities arising out of or relating to any breach of clauses
(i), (ii) and (iii) of Section 9.2.2 shall be the responsibility of the Seller regardless of amount. Any indemnifiable liability with respect to breach or nonperformance by Seller of a representation, warranty or covenant shall be net of any reserves specifically provided for such liability and reflected in Adjusted Net Assets Employed at the Closing Date. Buyer shall not assert any claim against Seller (or an Affiliate of Seller) for (i) contribution, indemnification, or similar reimbursement of any kind as such rights are provided under any federal, state or local environmental or health and safety law, rule or regulation with respect to or relating to the subject matter of
Section 3.26 of this Agreement (provided, however, that the foregoing shall not limit Buyer's rights under this Article 9 with respect to breaches of the representations or warranties in Sections 3.26), or (ii) contribution, indemnification or reimbursement of any kind for Taxes with respect to or relating to the matters addressed in Section 2.6 hereof, except as provided in
Section 2.6.

     9.4 NOTICE OF CLAIMS; PROCEDURES. For purposes of this Article 9, the party required to provide indemnification under this Article 9 shall be the "Indemnifying Party" and the party entitled to be indemnified under this
Article 9 shall be the "Indemnified Party." If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, such claim shall be in writing and shall state in general terms the facts upon which the Indemnified Party makes such claim. If any claim or demand is asserted against the Indemnified Party by a third party and the Indemnified Party seeks to be indemnified pursuant to this Article 9, the Indemnified Party promptly shall give written notice to the Indemnifying Party. Failure of an Indemnified Party to give prompt notice to the Indemnifying Party shall not relieve the obligations of the Indemnifying Party under this Article 9 except to the extent that such failure materially and irreparably prejudices the

Indemnifying Party's ability to defend the Claim. Within 15 days after delivery of such notice, the Indemnifying Party shall deliver a notice to the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of such claim or demand. Notwithstanding such assumption, the Indemnified Party shall have the right to participate in such defense, provided that such participation shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party or different defenses are available to the Indemnified Party, in which case the cost of such participation (including attorneys fees for counsel selected by the Indemnified Party, which counsel must be reasonably satisfactory to the Indemnifying Party) shall be reimbursed by the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of any Claim without the written consent of the Indemnified Party, unless the settlement contains a complete release of all claims and liability against the Indemnified Party. If the Indemnified Party elects to participate in the defense of the Claim, the parties shall cooperate in the defense of the proceeding, and neither party shall settle the Claim without the consent of the other party, which consent shall not be unreasonably withheld. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the Claim without the consent of the Indemnifying Party. Any Claims or Losses for Taxes which are covered by the provisions of Section 2.6 hereof shall be governed by the procedures set forth in Section 2.6 hereof rather than this Section 9.4.


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

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 EXPENSES. Each party to this Agreement shall pay (or cause an Affiliate to pay) its and its Affiliates' own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     10.2 AMENDMENT. This Agreement shall not be amended except by a writing duly executed by Buyer and Seller.

     10.3 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other documents delivered pursuant to this Agreement and delivered at the Closing, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter.

     10.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, excluding any laws which direct the application of another jurisdiction's laws. Each party hereby consents to the personal jurisdiction of any court located in Ohio for purposes of any action (subject to the arbitration provisions of Section 10.14 below) arising out of or related to this Agreement and agrees that any such court will be a proper venue for such an action.

     10.5 HEADINGS. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.


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

     10.6 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted.

     10.7 NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          IF TO BUYER:

               Fibreboard Corporation
               California Plaza
               2121 N. California Blvd., Suite 560
               Walnut Creek, CA  94596
               Attention:  Donald F. McAleenan, Esq.

               WITH A COPY TO:
                    Heller, Ehrman, White & McAuliffe
                    333 Bush Street
                    San Francisco, California 94104
                    Attention:  Victor A. Hebert

          IF TO SELLER:

               Noranda Aluminum, Inc.
               One Brentwood Commons, Suite 175
               750 Old Hickory Boulevard
               Brentwood, Tennessee 37027
               Attention:  Ronald T. Rowe, Vice President-Finance


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

               WITH A COPY TO:
                    Thompson, Hine and Flory
                    1100 National City Bank Building
                    629 Euclid Avenue
                    Cleveland, Ohio 44114-3070
                    Attention:  Donald H. Messinger, Esq.

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     10.8 WAIVER. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     10.9 BINDING EFFECT; ASSIGNMENT. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion; provided, however, that, without such consent, Buyer may assign all or any portion of its rights, obligations or liabilities under this Agreement to an affiliate of Buyer, which assignment shall not relieve Buyer of its obligations or liabilities hereunder.

     10.10 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

     10.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.


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

     10.12 FURTHER ASSURANCES. After the Closing the parties to this Agreement shall take such further actions as they agree may be reasonably necessary to carry out the transactions contemplated by this Agreement.

     10.13 TERMINATION. This Agreement may be terminated at any time before the Closing by means of the written consent of Buyer and Seller. This Agreement may be terminated by Buyer alone or Seller alone, by written notice, if the Closing shall not have taken place by October 31, 1994.

     10.14 ARBITRATION AND PROCEDURE. All disputes arising out of or related to this Agreement shall, at the option of either Buyer or Seller, be resolved by and through an arbitration proceeding to be conducted in Cleveland, Ohio under the auspices of and in accordance with the commercial arbitration rules of the American Arbitration Association.) Both the foregoing agreement of Buyer and Seller to arbitrate any and all such claims, and the results, determination, findings, judgment and/or award rendered through such arbitration, shall be final and binding upon each of Buyer and Seller. Such arbitration may be initiated by written notice from either Buyer or Seller to the other. The arbitration shall be conducted by a panel of three arbitrators. Each of Buyer and Seller shall select one arbitrator from a list of arbitrators provided by the American Arbitration Association, and the two arbitrators so selected shall appoint the third arbitrator from such list. The costs of such arbitrators and the arbitration shall be borne equally by Buyer and Seller.
Each of Buyer and Seller shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence to this arbitration procedure, and the arbitrators shall be instructed to render their decision within 30 days of completion of the arbitration.


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

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

                                   NORANDA ALUMINUM, INC.

                                   By /s/ Ronald T. Rowe
                                      ------------------------------------------
                                      Its
                                           -------------------------------------

                                   NORANDEX INC.

                                   By /s/ Robert W. Johnston
                                      ------------------------------------------
                                      Its        President



                                   FIBREBOARD CORPORATION

                                   By /s/  James P. Donohue
                                      ------------------------------------------
                                      Its  Senior Vice President


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